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Exhibit 99.2

CONTACT:        WILLIAM R. SCHLUETER—(203) 625-0770

SECURITY CAPITAL CORPORATION RECEIVES OFFER TO
ACQUIRE OUTSTANDING SHARES OF SECURITY CAPITAL

        Greenwich, CT—September 10, 2004—Security Capital Corporation (AMEX: SCC) ("Security Capital") announced today that it has received a letter from Robert J. Bossart, on behalf of himself, Jonathan R. Wagner, Richard T. Kurth and certain other members of the senior management team of CompManagement, Inc. (collectively, the "CMI Management Team"), an indirect subsidiary of Security Capital, proposing that an entity ("Newco") to be formed by the CMI Management Team and its equity partners, Talisman Capital Fund I, LLC and Stonehenge Opportunity Fund, LLC, acquire by merger all of the outstanding shares of Class A Common Stock, Common Stock and Zero Coupon Convertible Preferred Stock of Security Capital (collectively, "SCC Capital Stock"), at a price per share of $10.50. The offer is subject to (1) satisfactory due diligence review of Security Capital and its subsidiaries, other than CompManagement, Inc., (2) the agreement of the majority stockholder of SCC and its affiliates, including Brian D. Fitzgerald, to vote their shares of SCC Capital Stock in favor of the proposed merger, and (3) negotiation and execution of a definitive merger agreement containing customary provisions for similar transactions.

        In addition to funding from its equity partners, the CMI Management Team expects to finance its offer primarily from funds provided by new senior and subordinated debt of Newco and CompManagement, Inc.

        The Special Committee of the Board of Directors of Security Capital, in conjunction with its independent investment bank and independent legal counsel, will be considering the offer.

        There is no assurance that a definitive merger agreement between the parties will be executed, or if executed, that the proposed transaction will be consummated.

        Security Capital Corporation operates three subsidiaries in three distinct business segments. Security Capital participates in the management of its subsidiaries while encouraging operating autonomy and preservation of entrepreneurial environments. The three business segments of Security Capital are employer cost containment and health services, educational services, and seasonal products. The seasonal products segment is now considered a discontinued operation.

        This statement contains "forward-looking" statements within the meaning of the "safe harbor" provision of the Private Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, as described in Security Capital's periodic reports filed with the Securities and Exchange Commission.

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  Exhibit 99.2